CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Rani Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other(2)	6,079,622(4)	$1.1100	$6,748,380.42	.0001381	$931.95
Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Other(3)	100,000(5)	$0.9500	$95,000.00	.0001381	$13.12
Total Offering Amounts					$6,843,380.42		$945.07
Total Fee Offsets							—
Net Fee Due							$945.07

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock (“Class A Common Stock”) of Rani Therapeutics Holdings, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Place (the “2021 Plan”), or the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Class A Common Stock.
(2)
Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.11 per share, which is the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Global Market on March 24, 2026 (rounded up to the nearest cent).
(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.95 per share, which is the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Global Market on March 24, 2026 (rounded up to the nearest cent), multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the 2021 ESPP.
(4)
Represents additional shares of Class A Common Stock reserved for future grant under the 2021 Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2026 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2021 Plan on January 1st of each calendar year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to: (a) 5% of the total number of shares of all classes of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year; or (b) a lesser number of shares as the Registrant’s board of directors (the “Board”) may designate no later than December 31st of the immediately preceding year.
(5)
Represents additional shares of Class A Common Stock reserved for issuance under the ESPP as a result of the automatic increase in shares reserved thereunder on January 1, 2026 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1st of each calendar year, starting on January 1, 2022 and ending on (and including) January 1, 2031. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of all classes of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year; (b) 100,000 shares; or (c) a lesser number of shares as the Board may designate no later than December 31st of the immediately preceding year.